EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT
BY AND BETWEEN
STRATA SKIN SCIENCES, INC.,
AND
ACCELMED GROWTH PARTNERS, L.P.

________________________
Dated as of March 30, 2018

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2.38.	Registration Eligibility	19
2.39.	Transfer Taxes	20
2.40.	Shell Company Status	20
2.41.	Illegal or Unauthorized Payments; Political Contributions	20
2.42.	Money Laundering	20
2.43.	Registration Rights	20
2.44.	Accounts Receivable	20
2.45.	Relationships with Customers and Suppliers	20
2.46.	Incentive Plan	21
2.47.	Acknowledgement	21
3.	BUYER'S REPRESENTATIONS AND WARRANTIES.		21
	3.1.	Organization; Authority	21
	3.2.	No Public Sale of Distribution	21
	3.3.	Accredited Investor Status	22
	3.4.	Reliance on Exemptions	22
	3.5.	Information	22
	3.6.	No Governmental Review	22
	3.7.	Transfer or Resale	22
	3.8.	Validity; Enforcement	23
	3.9.	No Conflicts	23
	3.10.	Availability of Funds	23
	3.11.	Manipulation of Price	23
	3.12.	Illegal or Unauthorized Payments; Political Contributions	23
	3.13.	Money Laundering	24
	3.14.	Legends	24
	3.15.	Ownership of Common Stock	24
	3.16.	Foreign Investors	24

4.	COVENANTS.		24
	4.1.	Commercially Reasonable Efforts	24
	4.2.	Corporate Examinations and Investigations	24
	4.3.	Proxy Statement; Other Required Company Filing; Company Stockholders Meeting.	25
	4.4.	Form D and Blue Sky	27
	4.5.	Reporting Status	27
	4.6.	Use of Proceeds	27
	4.7.	Financial Information	27
	4.8.	Listing	28
	4.9.	Disclosure of Transactions and Other Material Information	28
	4.10.	Conduct of Business	28
	4.11.	Buyer Protective Provisions	29
	4.12.	Additional Offering	30
	4.13.	No Solicitation	30
	4.14.	Board Composition; Chairman of the Board; Options	32
	4.15.	Bylaws and Certificate of Incorporation	32
	4.16.	D&O Insurance	32

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	4.17.	Rafaeli	33
	4.18.	Auditors	34
5.	REGISTER; TRANSFER AGENT INSTRUCTIONS; LEGEND.		34
	5.1.	Legends	34
	5.2.	Removal of Legends	34
6.	CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.		35
7.	CONDITIONS TO BUYER'S OBLIGATION TO PURCHASE.		35
8.	TERMINATION.		38
	8.1.	Termination	38
	8.2.	Consequences of Termination.	39
9.	MISCELLANEOUS.		39
	9.1.	Governing Law; Jurisdiction; Jury Trial	39
	9.2.	Counterparts	40
	9.3.	Headings; Gender	40
	9.4.	Severability	40
	9.5.	Entire Agreement; Amendments	40
	9.6.	Notices	41
	9.7.	Successors and Assigns	42
	9.8.	No Third Party Beneficiaries	42
	9.9.	Survival	42
	9.10.	Further Assurances	42
	9.11.	Indemnification	43
	9.12.	Fees and Expenses	44
	9.13.	Construction	45
	9.14.	Remedies	45
	9.15.	Exercise of Right	45
Schedules
Schedule 2 – Company Disclosure Schedule
Schedule 7.1.2 – Stockholders Undertakings
Schedule 7.1.4 – Subscription Agreement
Schedule 7.1.5 – Registration Rights Agreement
Schedule 7.1.16 – CEO Employment Agreement

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SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of March 30, 2018, is entered into by and between STRATA Skin Sciences, Inc., a Delaware corporation (the "Company"), and Accelmed Growth Partners, L.P., a Cayman Island exempted limited partnership ("Buyer").
RECITALS
A.          The Company has outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), which shares of Common Stock are currently traded on the Nasdaq Capital Market (the "Principal Market").
B.          The Company and Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act.
C.          Buyer wishes to purchase, and the Company wishes to issue and sell, upon the terms and conditions stated in this Agreement, shares of Common Stock of the Company as further specified herein.
D.          The Board of Directors of the Company (the "Board") has approved this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby.
E.          In order to induce Buyer to enter into this Agreement the Major Stockholders have delivered to the Company the Stockholders' Undertakings to be effective upon execution of this Agreement.
F.          The defined terms contained herein are defined in the Index of Defined Terms attached hereto.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Buyer hereby agree as follows:
1.          PURCHASE AND SALE OF SECURITIES.
          1.1.          Purchased Shares.  At the Closing, subject to the satisfaction (or waiver) of the conditions set forth in Section 6 and Section 7 below, the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company, 12,037,037 shares of Common Stock of the Company (the "Purchased Shares") for an aggregate purchase price of thirteen million dollars ($13,000,000) (the "Purchase Price"), reflecting a price per share of $1.08 (rounded up to nearest number of whole shares).

          1.2.          Closing.  The closing (the "Closing") of the purchase of the Purchased Shares by Buyer as contemplated by this Agreement shall occur at the offices of Pepper Hamilton LLP, 1313 North Market Street, Suite 5100, Wilmington, Delaware 19801 or by an exchange of signature pages by fax or email, unless another place or method is agreed to by the Company and Buyer.  The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York time, on the first (1st) Business Day on which the conditions to the Closing set forth in Section 6 and Section 7 below are satisfied or waived (or such later date as is mutually agreed to by the Company and Buyer).  As used herein, "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.
          1.3.          Payment of Purchase Price; Delivery of Security.  On the Closing Date, (i) Buyer shall pay the Purchase Price to the Company for the Purchased Shares by wire transfer of immediately available funds in accordance with the Company's written wire instructions and (ii) the Company shall issue to Buyer the Purchased Shares registered in the name of Buyer, and evidenced by a stock certificate delivered at Closing in the manner set forth in Section 5.1.
2.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to Buyer the matters set forth in this Section 2, as may be qualified by the corresponding section of the disclosure schedule delivered by the Company to Buyer (the "Company Disclosure Schedule").  These representations and warranties, and the information set forth in the Company Disclosure Schedule, are current as of the date of this Agreement, except to the extent that a representation, warranty or section of the Company Disclosure Schedule expressly states that such representation or warranty, or information in such section of the Company Disclosure Schedule, is current only as of an earlier date.
          2.1.          Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.  The Company has no subsidiaries other than MTech India LLC and Photomedex India Private Limited (the "Subsidiaries").   Except as set forth in Schedule 2.1 of the Company Disclosure Schedule, each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or formation, as applicable), and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.  The Company and each of the Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on (i) the business, properties, assets, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (ii) the authority or ability of the Company to perform any of its obligations under any of the Transaction Documents; provided, however, that any effect, to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (i) changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets; (ii) any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to or arising out of this Agreement or the transactions contemplated by this Agreement by or before any governmental entity; (iii) a change in the market price or trading volume of the Common Stock; (iv) changes in general economic conditions or changes affecting the industry in which the Company operates generally (as opposed to Company-specific changes) so long as such changes do not have a disproportionate effect on the Company and its Subsidiaries taken as a whole; and (v) any implementation or adoption after the date hereof by a governmental authority of or changes or prospective changes in, applicable laws or accounting rules, including generally accepted accounting principles or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing.  The Subsidiaries are wholly owned directly or indirectly by the Company, the shares in the Subsidiaries are free and clear of any encumbrances and no Person other than the Company has any rights convertible or exercisable into equity interests in any of the Subsidiaries or has claimed any encumbrance in respect of the shares in the Subsidiaries.  "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.  The Company does not have any equity interest in (or any right convertible or exercisable into equity interest of) any entity other than the Subsidiaries.  Neither of the Subsidiaries has any equity interest in (or any right convertible or exercisable into equity interest of) any other entity.

2.2.          Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into, and perform its obligations under, this Agreement and the other Transaction Documents to which it is a party, and to issue the Purchased Shares in accordance with the terms hereof and thereof as applicable, subject to the receipt of the affirmative vote of the holders of a majority of the votes cast at the Company Stockholders Meeting (the "Company Stockholder Approval").  The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by the Board and, other than the filing with the SEC of one or more Registration Statements (as defined in the Registration Rights Agreement) in accordance with the requirements of the Registration Rights Agreement, a Form D with the SEC and any other filings as may be required by any state securities agencies, no further filing, consent or authorization is required by the Company, the Board or its stockholders or other governing body, other than the Company Stockholder Approval.  This Agreement has been, and the other Transaction Documents to which the Company is a party will be, upon delivery at the Closing, duly executed and delivered by the Company, and each constitutes, or when delivered in accordance with the terms hereof will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, (i) except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies, (ii) except as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies  and except as rights to indemnification and to contribution may be limited by federal or state securities law. "Transaction Documents" means, collectively, this Agreement, the Stockholders

Undertakings, the Registration Rights Agreement, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

          2.3.          Issuance of Purchased Shares.  The issuance of the Purchased Shares is (or will be prior to the Closing) duly authorized and, upon issuance in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof.  Subject to the accuracy of the representations and warranties of Buyer in this Agreement, the offer and issuance by the Company of the Purchased Shares is exempt from registration under the 1933 Act.
          2.4.          No Conflicts.  Assuming receipt of the Company Stockholder Approval, and except as set forth on Section 2.4 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of the Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, will not (i) result in a violation of the Certificate of Incorporation of the Company, any capital stock of the Company or Bylaws of the Company, (ii) materially conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party, or (iii) assuming the accuracy of the representations and warranties of Buyer set forth herein, result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market) applicable to the Company or by which any property or asset of the Company is bound and which will have a Material Adverse Effect.
          2.5.          Consents.  The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, a Form D with the SEC, obtaining the Company Stockholder Approval, the consents required pursuant to Section 2.4 of the Disclosure Schedule (all of which shall be obtained by the Company at or prior to Closing), the filings required pursuant to Sections 4.3 and 4.9, and any other filings, notices or applications as may be required by any state securities agencies), any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under, or contemplated by, the Transaction Documents, in each case, in accordance with the terms hereof or thereof. Assuming the Company Stockholder Approval is obtained, there is no requirement for the Company to obtain approval of the Principal Market for listing or trading of the "Registrable Securities" (as defined in the Registration Rights Agreement) which constitute Common Stock.
          2.6.          Acknowledgment Regarding Buyer's Purchase of Purchased Shares.  The Company acknowledges and agrees that Buyer is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that Buyer is not (i) an officer or director of the Company, (ii) an "affiliate" (as defined in Rule 144) of the Company or (iii) to its Knowledge, a "beneficial owner" of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act of 1934 as amended (the "1934 Act")).  The Company further acknowledges that Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Buyer's purchase of the Purchased Shares.  The Company further represents to Buyer that the Company's decision to enter into the Transaction Documents to which it is a party has been based solely on the independent evaluation by the Company and its representatives.
          2.7.          No General Solicitation; Legal Fees; Placement Agent's Fees.  Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Purchased Shares, except as set forth in Section 2.7 of the Company Disclosure Schedule.  The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for Persons engaged by Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby.  Except as set forth in Section 2.7 of the Company Disclosure Schedule, the Company has not engaged any placement agent or other agent in connection with the offer or sale of the Purchased Shares.
          2.8.          No Integrated Offering.  None of the Company or any of its affiliates, nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Purchased Shares under the 1933 Act, whether through integration with prior offerings or otherwise.  None of the Company, its affiliates nor any Person acting on its behalf will take any action or steps that would require registration of the issuance of any of the Purchased Shares under the 1933 Act or cause the offering of any of the Purchased Shares to be integrated with other offerings of securities of the Company.
          2.9.          Application of Takeover Protections; Rights Agreement.  The Company and the Board have taken all necessary action in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the laws of any jurisdiction applicable to the Company, the Certificate of Incorporation, Bylaws or other organizational documents, or otherwise, which is or could become applicable to Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Purchased Shares and Buyer's ownership of the Purchased Shares.  Without limiting the generality of the foregoing, the Board has approved Buyer becoming an "interested stockholder" within the meaning of Section 203 of Delaware General Corporation Law as a result of the transactions contemplated by this Agreement.  The Company does not have any stockholder rights plans or similar arrangements relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company.
          2.10.          SEC Documents; Financial Statements.  Since December 31, 2016, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act or has received an extension of such time of filing (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents").  The Company has delivered to Buyer or its representatives true, correct and complete copies of each of the SEC Documents not available on the EDGAR system.  As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude the footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate).
          2.11.          Absence of Certain Changes. Since the date of the Company's most recent audited financial statements contained in a Form 10-K, except as disclosed in the SEC Documents filed subsequent to such Form 10-K, there has been no Material Adverse Effect.  Since the date of the Company's most recent audited financial statements contained in a Form 10-K, the Company has not (i) declared or paid any dividends, (ii) sold any assets outside of the ordinary course of business or (iii) made any material capital expenditures, individually or in the aggregate, outside of the ordinary course of business.  The Company has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company have any Knowledge or reason to believe that any of its creditors intend to initiate involuntary bankruptcy proceedings or any actual Knowledge of any fact which would reasonably lead a creditor to do so.  After giving effect to the transactions contemplated hereby to occur at or prior to the Closing, (i) the Company will not be Insolvent and (ii) the Company has not engaged in any business or in any transaction, and the Company is not about to engage in any business or in any transaction, for which the Company's remaining assets constitute unreasonably small capital.
"Insolvent" means, (i) the present fair saleable value of the Company's assets is less than the amount required to pay the Company's total Indebtedness, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (iii) the Company has current plans to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature.  "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, (iv) obligations under letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person (in each case whether or not drawn, contingent or otherwise), (v) liabilities related to the deferred purchase price of property or services (including any earn-outs, contingent payments, seller notes or other similar obligations in connection with the acquisition of a business) other than those trade payables and accrued expenses incurred in the ordinary course of business, (vi) liabilities pursuant to capitalized leases to the extent required to be capitalized under generally accepted accounting principles, and (vii) net liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates. On the Closing Date, except as set forth on Schedule 2.13 of the Company's Disclosure Schedule, the Company and the Subsidiaries will not have any Indebtedness or other liabilities other than Indebtedness and liabilities (i) set forth in the last Quarterly Report on Form 10-Q filed by the Company with the SEC, or (ii) meeting both of the following conditions: (A) such Indebtedness or liabilities arose after the date of filing with the SEC of the Company's last Quarterly Report on Form 10-Q, and (A) were incurred in the ordinary course of business of the Company and the Subsidiaries and in compliance with the covenants and agreements of the Company contained herein.
          2.12.          No Undisclosed Events, Liabilities, Developments or Circumstances.  To the Company's Knowledge, no event, liability, development or circumstance has occurred or exists with respect to the Company, any of the Subsidiaries, or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise) that (i) would be required to be disclosed by the Company under applicable securities laws on a Registration Statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced, or (ii) would reasonably likely to have a Material Adverse Effect.
          2.13.          Conduct of Business; Regulatory Permits.  The Company is not in violation of any term of or in default under its Certificate of Incorporation, any certificate of designation, or Bylaws.  Except as would not have a Material Adverse Effect or as described in the NASDAQ Letters (as defined below), to the Company's Knowledge, neither the Company nor any of the Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or to such Subsidiary, and neither the Company nor any of the Subsidiaries will conduct its business in violation of any of the foregoing.  Without limiting the generality of the foregoing, except as described in the NASDAQ Letters, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no Knowledge of any facts or circumstances that could reasonably lead to suspension of the Common Stock by the Principal Market in the foreseeable future.  Since January 1, 2017, (i) the Common Stock has been designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) except as described in the NASDAQ Letters, the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension of the Common Stock from the Principal Market.  Each of the Company and the Subsidiaries possesses all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct its businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and the Company has not received any written or oral notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. The "NASDAQ Letters" means the letters dated as of April 27, 2016 and October 25, 2016, delivered by the Principal Market to the Company.
          2.14.          Foreign Corrupt Practices.  Neither the Company nor any of the Subsidiaries nor, to the Company's Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of the Subsidiaries (as applicable) has, in the course of its actions for, or on behalf of, the Company or any of the Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
          2.15.          Sarbanes-Oxley Act.  Except as set forth on Schedule 2.15 of the Company's Disclosure Schedule, The Company is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations promulgated by the SEC thereunder.
          2.16.          Transactions with Affiliates.  Except as set forth in the SEC Documents and other than the Transaction Documents, and except as set forth on Schedule 2.16 of the Company's Disclosure Schedule, none of the officers or directors of the Company, and to the Company's Knowledge, none of the employees or affiliates of the Company is presently a party to any transaction with the Company (other than for ordinary course services as employees, officers or directors and immaterial transactions), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director, employee or affiliate or, to the Knowledge of the Company, any corporation, partnership, trust or other Person in which any such officer, director, employee or affiliate has a substantial interest or is an employee, officer, director, trustee or partner, in each case that would be required to be disclosed pursuant to Regulation S-K promulgated under the 1933 Act.
          2.17.          Equity Capitalization.  As of the date hereof, the authorized capital stock of the Company consists solely of (a) 150,000,000 shares of Common Stock, $0.001 par value, of which 4,379,425 are issued and outstanding and (b) 10,000,000 shares of preferred stock, $0.10 par value, of which (i) 12,300 of which are designated series A Convertible Preferred Stock, of which 0 are issued and outstanding, (ii) 12,300 of which are designated series B Convertible Preferred Stock, of which 0 are issued and outstanding, and (iii) 40,617 of which are designated series C Convertible Preferred Stock, of which 35,981 are issued and outstanding.  No shares of Common Stock are held in treasury.  All of such outstanding shares are duly authorized and have been validly issued and are fully paid and non-assessable. 5,784 shares of the Company's issued and outstanding Common Stock on the date hereof are owned by Persons who are "affiliates" (as defined in Rule 405 of the 1933 Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company's issued and outstanding Common Stock are "affiliates" without conceding that any such Persons are "affiliates" for purposes of federal securities laws) of the Company.  Except as set forth on Section 2.17 of the Company Disclosure

Schedule or pursuant to the Transaction Documents:  (i) to the Company's Knowledge, no Person owns 10% or more of the Company's issued and outstanding shares of Common Stock (calculated based on the assumption that all convertible securities, whether or not presently exercisable or convertible, have been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including "blockers") contained therein without conceding that such identified Person is a 10% stockholder for purposes of federal securities laws); (ii) the Company's capital stock is not subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue any capital stock of the Company; (iv) there are no outstanding debt securities, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or by which the Company is or may become bound; (v) there are no financing statements securing obligations in any amounts filed in connection with the Company with respect to any outstanding Indebtedness; (vi) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the 1933 Act (except pursuant to the Registration Rights Agreement); (vii) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (viii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Purchased Shares; (ix) the Company has no stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (x) the Company does not have any liabilities or obligations required to be disclosed in the SEC Documents which are not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's business and which does not or would not reasonably be expected to have a Material Adverse Effect.  The Company has furnished to Buyer true, correct and complete copies of the Company's Amended and Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's Amended and Restated Bylaws, as amended and as in effect on the date hereof (the "Bylaws"), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.
          2.18.          Indebtedness and Other Contracts. Except as set forth on Schedule 2.18 of the Company's Disclosure Schedule, the Company is not in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect.  Except as disclosed in the SEC Documents, the Company (i) does not have any material outstanding Indebtedness or other material obligations and (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would reasonably be expected to result in a Material Adverse Effect.
          2.19.          Absence of Litigation.  There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency,

self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company's officers or directors which would be reasonably likely to adversely affect the transactions contemplated by this Agreement or would require disclosure in the SEC Documents, except as otherwise disclosed in the SEC Documents or as set forth on Section 2.19 of the Company Disclosure Schedule.  There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company.  The SEC has not issued any stop order or other order suspending the effectiveness of any Registration Statement filed by the Company under the 1933 Act or the 1934 Act.
          2.20.          Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged.  The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
          2.21.          Employee Relations.  Neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement nor, to the Company's Knowledge, does it employ any member of a union and there are no works councils or similar representative bodies within the Company or any of the Subsidiaries. The Company and each Subsidiary is in compliance in all material respects with its wage payment obligations to current and former employees and with its obligations to make tax-related deductions or withholdings from such wages.  To the Company's Knowledge, except as would not have a Material Adverse Effect, since January 1, 2015, there has not been any workplace accident, illness or injury suffered by any employee or independent contractor of the Company or any of the Subsidiaries that is not fully recovered or recoverable by insurance and that is likely to give rise to any liability by the Company or any of the Subsidiaries to such current or former employee, independent contractor of the Company or any of the Subsidiaries. No current executive officer (as defined in Rule 501(f) promulgated under the 1933 Act) of the Company or any of the Subsidiaries has notified the Company or any of the Subsidiaries that such officer intends to leave the Company or any of the Subsidiaries or otherwise terminate such officer's employment with the Company or any of the Subsidiaries. No current executive officer of the Company or any of the Subsidiaries is, to the Company's Knowledge, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, with the Company or a Subsidiary, in each case, except as would not reasonably be likely to result in a Material Adverse Effect.  Except as described in the SEC Documents or as set forth Schedule 2.21 of the Company's Disclosure Schedule, there are no pending legal claims or, to the Company's Knowledge, threatened legal claims, asserted by any current or former employee of the Company or any of the Subsidiaries against the Company or any of the Subsidiaries, in each case, except as would not reasonably be likely to result in a Material Adverse Effect. The Company and each of the Subsidiaries is in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth in the SEC Documents or as set forth in Schedule 2.21 of the Company's Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of the Subsidiaries has entered into or made: (i) any agreement currently in effect to make any payment or to grant any loan or advance to any employee other than in respect of salary or standard benefits; (ii) any agreement currently in effect with any employee that provides that a change of control or a change of the management of the Company or any Subsidiary shall entitle such employee to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation; (iii) any agreement currently in effect imposing an obligation on the Company or any Subsidiary to change any terms of employment or working conditions or to increase the rates of remuneration or to make any bonus or incentive payments or any benefits in kind to any of its employees at any future date nor has the Company or any Subsidiary announced or proposed any such agreement; or (iv) any offer of an employment agreement to any person that is outstanding.
          2.22.          Pensions. Except as set forth in Section 2.22 of the Company Disclosure Schedule, neither the Company nor the Subsidiaries have obligations in respect of any retirement benefits (including any pre-pension, early retirement or similar benefits payable on or following retirement, termination of employment, disability or death) for or in respect of any present or former employee or managing director of the Company or any Subsidiary, and/or their spouses or dependents.
          2.23.          Personal Property.  Except as set forth in Section 2.23 of the Company Disclosure Schedule, each of the Company and the Subsidiaries has good and marketable title to its personal property owned by it which is material to the business of the Company, in each case, free and clear of all liens, encumbrances and defects except such as would not have a Material Adverse Effect.
          2.24.          Real Property.
2.24.1.          Neither the Company nor any of the Subsidiaries owns any real property or has the obligation to acquire title to any real property.
2.24.2.          Any real property and facilities held under lease by the Company or any of the Subsidiaries (the "Company Real Property") are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any Subsidiary, as the case may be.
2.24.3.          Except as would not, individually or in the aggregate, have a Material Adverse Effect:
2.24.3.1.          There are no liens or encumbrances affecting the Company Real Property.

2.24.3.2.          The current use of the Company Real Property complies with every prevailing zoning plan and planning permission.
2.24.3.3.          No real property used or occupied by the Company or any of the Subsidiaries, including the Company Real Property, is polluted or contains or has contained asbestos.
2.24.3.4.          The Company and the Subsidiaries have observed the terms and conditions of the leases of the Company Real Property and none of the Company or any of the Subsidiaries received a complaint regarding any alleged breach of any such terms or conditions.
2.24.4.          No obligation exists for the Company or any Subsidiary to restore the Company Real Property in its original state.
          2.25.          Intellectual Property Rights.
2.25.1.          The Company and its Subsidiaries own, or possess adequate rights or licenses to use, all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights necessary or material for use in their respective businesses as now conducted (the "Company Intellectual Property").
2.25.2.          Except as set forth on Section 2.25.2 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has assigned or licensed any Company Intellectual Property to any third party.  Except as set forth in the SEC Documents, the Company has not received any written notice or claim challenging the ownership or possession of its rights to use the Company Intellectual Property, or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto.  Except as set forth in the SEC Documents, the Company has not received any written notice challenging, terminating, amending, or affecting the interest of the Company in the Company Intellectual Property.
2.25.3.          The Company has taken all necessary actions deemed commercially reasonable by the Company to maintain and protect the Company Intellectual Property including, if and when applicable and required, the secrecy or confidentiality thereof, to the extent any such actions may be taken by the Company.  Except as would not have a Material Adverse Effect, all applicable filing, examination, maintenance and legal fees due as of the date hereof in connection with the Company Intellectual Property have been paid in full.
2.25.4.          Except as set forth in the SEC Documents or as set forth on Schedule 2.25.4 of the Company's Disclosure Schedule, the Company has not received written notice of a claim, nor does the Company have any Knowledge that any of the Company Intellectual Property is invalid, unenforceable, or misused.  As used in this Agreement, the term "Knowledge" of an entity means the knowledge of any director, officer, general partner or manager of such entity, including Knowledge that could have been obtained by any such director, officer, general partner or manager of the entity following reasonable investigation of the relevant matter.

2.25.5.          No Company Intellectual Property licensed to the Company, and, to the Knowledge of the Company, no intellectual property licensed by the Company is involved in any interference, reissue, reexamination, opposition or cancellation proceeding or any other litigation or proceeding of any kind in the United States or in any other jurisdiction.
2.25.6.          Except as set forth on Section 2.25.6 of the Company Disclosure Schedule, to the Knowledge of the Company, no third party has, will be or currently is infringing, misappropriating, diluting or otherwise misusing any of the Company Intellectual Property.
2.25.7.          To the Knowledge of the Company, the transactions contemplated by this Agreement shall have no adverse effect on the right, title and interest of the Company and in and to Company Intellectual Property.
2.25.8.          Except as disclosed to Buyer in writing prior to the date hereof, all current employees and consultants of the Company have signed agreements (for the benefit of the Company) containing confidentiality provisions and invention assignment provisions.
2.25.9.          Except as set forth in the SEC Documents, the Company has not received any written communications alleging, nor does the Company have any Knowledge, that it has violated or, by conducting its business as currently conducted is currently violating any of the intellectual property rights of any other Person.  To the Company's Knowledge, it is not necessary to the business, as currently conducted, to obtain any other intellectual property rights from any third Person other than those which are owned by or licensed to the Company or are in the public domain.
2.25.10.          To the Company's Knowledge and except as would not result in a Material Adverse Effect, it is not necessary to the business, as currently conducted, to utilize any intellectual property of any of its employees of the Company made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned or licensed to the Company.
2.25.11.          Since the last filing by the Company of its Form 10-K through the EDGAR system, there has not been any sale, assignment or transfer of ownership interest in any Company Intellectual Property or other intangible assets of the Company.
          2.26.          FDA.  Except as set forth in the SEC Documents or as set forth on Section 2.26 of the Company Disclosure Schedule:
2.26.1.          As to each product subject to the Food and Drug Administration ("FDA"), any EU Regulatory Entity or any comparable foreign laws, rules and regulations (such laws and regulations, "Medical Regulations") that has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or the Subsidiaries (each such product, a "Company Product"), each such Company Product has been developed, manufactured, tested, distributed and marketed in compliance in all material respects with all applicable requirements under the Medical Regulations, including those relating to registration and listing, good manufacturing practice requirements, quality systems regulations, labeling, advertising, record keeping and filing of required reports and security.  Except as set forth on

Section 2.26.1 of the Company Disclosure Schedule, the Company or the Subsidiaries have not received any written notices from the FDA, any EU Regulatory Entity or any other governmental agency or third party requiring the termination, suspension or modification of any, preclinical or clinical studies or tests or alleging a violation of any applicable Medical Regulations with all preclinical and clinical trials, Company Products or proposed products. For purposes of this Section 2.26, "EU Regulatory Entity" means (a) the body which has the authority to act on behalf of a European Union (EU) member state to ensure that the requirements of applicable medical device directives are carried out in that particular member state (a "Competent Authority"), (b) a certification organization which the Competent Authority of an EU member state designates to carry out one or more of the conformity assessment procedures according to the medical device directives, and (c) other comparable governmental or non-governmental regulatory entities of an EU member state.
2.26.2.          Except as set forth in Schedule 2.26.2 of the Company's Disclosure Schedule, the Company and the Subsidiaries have not had any Company Product or manufacturing site subject to a governmental entity (including FDA or any EU Regulatory Entity) shutdown or import or export prohibition, nor received any notice of inspectional observations, "warning letters," "untitled letters" or, to the Knowledge of the Company, requests or requirements to make changes to the operations of the Company's business or the Company Products that if not complied with would reasonably be expected to materially adversely affect the operations of the Company's business, or similar correspondence or written notice from the FDA, an EU Regulatory Entity or other governmental entity in respect of the Company's business and alleging or asserting noncompliance with any applicable Medical Regulations, laws, governmental permits or such requests or requirements of a governmental entity, and, to the Knowledge of the Company, none of the FDA, any EU Regulatory Entity or any other governmental entity is considering such action. No Company Product or other safety report with respect to the Company or the Company Products has been reported by the Company, and to the Knowledge of the Company, no Company Product or other safety report is under investigation by any governmental entity with respect to the Company Products or the Company's business.  Except as set forth in Schedule 2.26.2 of the Company's Disclosure Schedule, neither the Company nor the Subsidiaries have received any written notices from the FDA, any EU Regulatory Entity or any other governmental agency or third party requiring termination, suspension or modification of any preclinical or clinical studies or tests or alleging a violation of any applicable laws or regulations in connection with all preclinical and clinical trials, Company Products or proposed products.
2.26.3.          The Company and the Subsidiaries have filed or caused to be filed all required notices and other reports, including adverse experience reports, with respect to all preclinical and clinical trials with respect to the Company Products, except where such failure to file would not have a Material Adverse Effect.
2.26.4.          The Company and the Subsidiaries, or its designated agents, own or have the right to use all regulatory documents, including all correspondence and reports made to governmental authorities, with respect to the Company Products or currently proposed products of the Company, except whether the failure to own or use such documents would not have a Material Adverse Effect.

2.26.5.          Neither the Company nor any of the Subsidiaries, nor to the Company's Knowledge, any Person that manufactures, tests or distributes any Company Product on behalf of the Company has made with respect to any Company Product, an untrue statement of a material fact or fraudulent statement to the FDA, any EU Regulatory Entity or any other state or foreign regulatory authority or failed to disclose a material fact required to be disclosed to the FDA, any EU Regulatory Unit or any other state or foreign regulatory authority.
2.26.6.          The Company has not, and has not received written notice that any Person that manufactures, tests or distributes any Company Product or proposed product on behalf of the Company has, engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar state or foreign law or regulation or authorized by 21 U.S.C. §335a(b) or any similar state or foreign law or regulation.
2.26.7.          Where and when applicable, the Company has been, and has not received written notice that any Person that manufactures, tests or distributes any Company Product or proposed product on behalf of the Company has not been, in substantial compliance with the Medicare Anti-Kickback Statute, 42 U.S.C. §1320a-7b(b) and implementing regulations codified at 42 C.F.R. §1001 and with all similar state or foreign laws and regulations.
          2.27.          Healthcare Matters.  Each of the Company and the Subsidiaries and the operations thereof are and have been in compliance in all material respects with all Healthcare Laws.  "Healthcare Laws" means all legal requirements and government orders governing, regulating, restricting or relating or pertaining to the manufacturing, testing, distribution, sale, marketing or advertising, ordering or referring of, or the billing, coding or payment for, medical devices that are applicable to the business of Company or the Subsidiaries, including without limitation all (i) statutes, rules, regulations and other legal requirements governing the operation and administration of Medicare, Medicaid or other government healthcare programs, (ii) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the federal Stark Law (42 U.S.C. § 1395nn), the federal civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Exclusion Laws (42 U.S.C. § 1320a-7), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and or any comparable U.S., European Union, or other foreign laws, rules and regulations relating to self-referral, anti-kickback, illegal remuneration, fraud and abuse or the defrauding of or making or presenting of any false claim, false statement or misrepresentation of material facts to any federal government programs or other third-party payor, (iii) to the extent not otherwise defined as Medical Regulations in Section 2.26.1 of this Agreement, the Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations of the U.S. Food and Drug Administration, and comparable laws, rules or regulations of any EU Regulatory Entity or other state or foreign regulatory body, (iv) laws pertaining to the privacy or security of protected health information within the meaning of the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (1996) ("HIPAA"), the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-005 (2009) ("HITECH"), and similar privacy laws, and (v) all applicable rules and regulations promulgated under, and state, local and foreign legal requirements that address the subject matter of, any of the foregoing.

2.27.1.          There is, and has been, no action pending, or, to Company's Knowledge, any action threatened in writing, alleging noncompliance with any Healthcare Law by any of (i) the Company, (ii) the Subsidiaries or (iii) their respective members, shareholders, owners, directors, managers, officers, employees, or to Company's Knowledge, independent contractors or agents, relating to the business of the Company or the Subsidiaries, except such as would not reasonably be likely to result in a Material Adverse Effect.  None of the Company or the Subsidiaries has received or been served in the last five (5) years with any search warrant, subpoena, civil investigative demand, contact letter or other written notice from any governmental authority or governmental or private third-party payor alleging any or relating to any alleged material violation by any of the Company of the Subsidiaries of any Healthcare Law.
2.27.2.          None of the Company or the Subsidiaries is or has been: (i) excluded, debarred or suspended from participation in any governmental healthcare program or other third-party payor plan or program, or any federal or state governmental procurement or non-procurement program; (ii) convicted of any criminal offenses relating to the delivery of an item or service under any governmental healthcare program or other third-party payor plan or program, fraud, theft, embezzlement, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission under any governmental healthcare program or other third-party payor plan or program, or interference with or obstruction of any investigation into any criminal offense; (iii) subject to any governmental order of, or any criminal, civil or administrative fine, assessment or penalty imposed by, any governmental authority with respect to any governmental healthcare program or other third-party payor plan or program; nor (iv) party to any corporate integrity agreement, deferred prosecution agreement or similar agreement, or subject to any reporting obligations relating to the provision of any healthcare goods or services or the payment therefor pursuant to any settlement agreement, with the Office of the Inspector General, U.S. Department of Health and Human Services, U.S. Department of Justice or other governmental authority; nor is any of the foregoing pending or, to the Company's Knowledge, threatened.
          2.28.          Environmental Laws.  Each of the Company and the Subsidiaries  (i) is in compliance with all Environmental Laws, (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          2.29.          Product Liability and Warranty. Except as set forth on Section 2.29 of the Company Disclosure Schedule. each product or service sold, manufactured, designed, packaged, distributed, leased, provided or otherwise delivered by the Company or the Subsidiaries has been in conformity, in all material respects, with all applicable laws, contractual commitments and all express and implied warranties, and neither the Company or any of the Subsidiaries has any material liability (and, to the Company's Knowledge, there is no, basis for any, present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against, or recall by, the Company) for replacement or repair of any such products or services or other damages in connection therewith.  Except as set forth on Section 2.29 of the Company Disclosure Schedule, to the Company's Knowledge, there is no, basis for any, present or future action against the Company giving rise to any material liability, arising out of product liability obligations or claims, or any injury to Person or property, in each case as a result of the ownership, possession or use of a product or service manufactured, sold, designed, packaged, distributed, leased, delivered or provided by the Company.
          2.30.          Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively "Personal Information"), the Company and the Subsidiaries are and have been, to the Company's Knowledge, in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Company's privacy policies and the requirements of any contract or codes of conduct to which the Company is a party.  The Company and the Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  The Company and the Subsidiaries have been, to the Company's Knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.
          2.31.          Tax Status.  Except as set forth on Section 2.31 of the Company Disclosure Schedule and except as would not reasonably be likely to result in a Material Adverse Effect on the Company and its Subsidiaries:
2.31.1.          The Company and the Subsidiaries (i) have filed all non-U.S., U.S. federal, state, local and other income and other material tax returns, reports and declarations required by any jurisdiction to which the Company and any of its Subsidiaries are subject ("Tax Returns") (and each such Tax Return is correct and complete in all material respects), (ii) have timely paid all income and other material taxes, governmental assessments and charges due ("Taxes") (whether or not shown on any Tax Return), other than any such Taxes being contested in good faith by appropriate proceedings, and (iii) have set aside adequate reserves in accordance with generally accepted accounting principles for Taxes being contested as described in clause (ii).
2.31.2.          The Company and its Subsidiaries have not received written notice of unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

2.31.3.          There is no action, audit, dispute or claim now pending, or proposed or threatened in writing, against or with respect to the Company or any of its Subsidiaries with respect to Taxes.
2.31.4.          No written claim has been made by a taxing authority in a jurisdiction where any of the Company or its Subsidiaries do not file tax returns that any of them is or may be subject to taxation by that jurisdiction.
2.31.5.          There are no liens on any of the stock or assets of any of the Company or its Subsidiaries with respect to Taxes (other than for Taxes not yet due and payable or for which adequate reserves are provided for in the SEC Documents).
2.31.6.          Each of the Company and its Subsidiaries (i) has withheld and timely paid all material taxes required to have been withheld and paid, (ii) is not subject to a waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a material Tax assessment or deficiency that is still in effect, and (iii) is not subject to any private ruling or closing agreement with a taxing authority, and (iv) is not a party to a tax allocation or sharing agreement (other than any agreement solely among the Company and its Subsidiaries and other than the indemnification and gross-up provision of the Company's credit facilities and similar provisions of any other agreement entered into in the ordinary course of business (e.g., leases), the principal purpose of which is not related to taxes).
2.31.7.          None of the Company or its Subsidiaries has liability for the Taxes of another person (other than the Company or its Subsidiaries) as transferee or successor, by contract or pursuant to law.
2.31.8.          Except for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction, excess loss account arising in any taxable period (or portion thereof) prior to the Closing Date, prepaid amount received prior to the Closing Date, cancellation of indebtedness income with respect to indebtedness incurred prior to the Closing Date, or change of accounting method made with respect to a taxable period prior to the Closing Date, except to the extent that the liability or inclusion of income, as applicable, would not result in a Material Adverse Effect.
2.31.9.          No Subsidiary other than Photomedex India Private Limited is a foreign entity, and the Company does not own any record or beneficial interest in any other foreign entity.
          2.32.          Internal Accounting and Disclosure Controls.  Except as provided in Section 2.32 of the Company Disclosure Schedule, the Company maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets a liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.  Except as set forth in Section 2.32 of the Company's Disclosure Schedule, the Company has not received any notice or correspondence from any accountant or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company.  There are no material disagreements presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers presently employed by the Company.
          2.33.          Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.
          2.34.          Investment Company Status.  The Company is not, and upon consummation of the sale of the Purchased Shares will not be, an "investment company," an affiliate of an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.
          2.35.          Acknowledgement.  The Company acknowledges that sales of shares of Common Stock by Buyer following the effectiveness of the Registration Statement or pursuant to Rule 144 or otherwise pursuant to an exemption from registration may reduce the price of the Common Stock.  None of the foregoing shall constitute a breach of this Agreement or any other obligation of Buyer.
          2.36.          Manipulation of Price.  The Company has not, and, to the Knowledge of the Company, no Person acting on its behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Purchased Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.
          2.37.          U.S. Real Property Holding Corporation.  The Company is not and has not ever been a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company shall so certify upon Buyer's request.
          2.38.          Registration Eligibility.  The Company is eligible to register the resale of the Purchased Shares by Buyer on Form S-3.

          2.39.          Transfer Taxes.  On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the Purchased Shares to be sold to Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and the Company shall file any Tax Returns required to be filed with respect to such taxes.
          2.40.          Shell Company Status.  The Company is not, and has never been, an issuer identified in, or subject to, Rule 144(i).
          2.41.          Illegal or Unauthorized Payments; Political Contributions.  Neither the Company nor, to the Company's Knowledge, any of the officers, directors, employees, agents or other representatives of the Company or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.
          2.42.          Money Laundering.  The Company is in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and executive orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, without limitation, (i) Executive Order 13224 of September 23, 2001 entitled, "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism" (66 Fed.  Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.
          2.43.          Registration Rights.  No holder of securities of the Company (other than Buyer and other holders of the Company's securities who are parties to the Registration Rights Agreement) has rights to the registration of any securities of the Company because of the filing of the Registration Statement under the Registration Rights Agreement or the issuance of the Purchased Shares hereunder.
          2.44.          Accounts Receivable.  All of the Company's and the Subsidiaries accounts receivable reflected in the Company's last filed Quarter Report on Form 10-Q constituted at that time a valid claim in the full amount thereof against the debtor charged therewith on the books of the Company, and has been acquired in the ordinary course of business.
          2.45.          Relationships with Customers and Suppliers.  Except as set forth on Section 2.45 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is engaged in any dispute with any customer or supplier and, to the Knowledge of the Company, no customer or supplier intends to terminate or modify its business relations with the Company, in each case where the result of such dispute, termination or modification is likely to result in a Material Adverse Effect.

          2.46.          Incentive Plan.  Prior to the date hereof, the Board (or a committee thereof) has taken all necessary actions to adjust to reflect the 5-to-1 reverse stock split effected on April 6, 2017, (a) the total number of shares of Common Stock available for issuance under the 2016 Omnibus Incentive Plan (the "Plan") from 10,294,400 to 2,058,880 shares of Common Stock and (b) all outstanding Incentive Awards (as such term is defined in the Plan) under the Plan.  As of the date of this Agreement, the total number of shares of Common Stock available for issuance under the Plan is 1,557,628. Except as set forth in the SEC Documents and on Schedule 2.46 of the Company Disclosure Schedule, the Company does not have any employee stock option plans other than the Plan, and no options remain outstanding under any other stock option plans of the Company.
          2.47.          Acknowledgement.  All disclosure provided to Buyer regarding the Company, its business and the transactions contemplated hereby, including the representations and warranties set forth in, and the schedules attached to, this Agreement, furnished by or on behalf of the Company is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each press release issued by the Company during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  No event or circumstance has occurred, or information exists with respect to the Company or its business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed.   The Company acknowledges and agrees that Buyer makes no, and has not made any, representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.
3.          BUYER'S REPRESENTATIONS AND WARRANTIES.
Buyer represents and warrants to the Company that:
          3.1.          Organization; Authority.  Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.
          3.2.          No Public Sale of Distribution.  Buyer is acquiring the Purchased Shares, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the 1933 Act; provided, however, by making the representations herein, Buyer does not agree, or make any representation or warranty, to hold any of the Purchased Shares for any minimum or other specific term and reserves the right to dispose of the Purchased Shares at any time in accordance with or pursuant to a Registration Statement or an exemption under the 1933 Act.  Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Shares in violation of applicable securities laws.
          3.3.          Accredited Investor Status.  Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.
          3.4.          Reliance on Exemptions.  Buyer understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Purchased Shares.
          3.5.          Information.  Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Purchased Shares which have been requested by Buyer, including a copy of the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K, if any.  Buyer and its advisors, if any, have been afforded the opportunity to ask questions of, and receive answers from, the Company concerning the offer and sale of the Purchased Shares and to obtain any additional information Buyer has requested which is necessary to verify the accuracy of the information furnished to Buyer concerning the Company and such offering.  Buyer understands that its investment in the Purchased Shares involves a high degree of risk.  Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Shares.  Buyer also acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 2 of this Agreement; and (b) neither the Company nor any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Section 2 of this Agreement.
          3.6.          No Governmental Review.  Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Shares or the fairness or suitability of the investment in the Purchased Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchased Shares.
          3.7.          Transfer or Resale.  Buyer understands that except as provided in the Registration Rights Agreement and Section 4.3 hereof:  (i) the Purchased Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) Buyer shall have delivered to the Company (if requested by the Company) an opinion of counsel to Buyer, in a form reasonably acceptable to the Company, to the effect that such Purchased Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration; (ii) any sale of the Purchased Shares made in reliance on Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto)("Rule 144") may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Purchased Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Purchased Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.
          3.8.          Validity; Enforcement.  This Agreement has been, and the other Transaction Documents to which Buyer is a party, or will be upon delivery at the Closing has been, duly and validly authorized, executed and delivered on behalf of Buyer and each constitutes or, when delivered in accordance with the terms hereof, will constitute, the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.
          3.9.          No Conflicts.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of Buyer, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Buyer is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations hereunder.
          3.10.          Availability of Funds.  Buyer has all funds necessary to purchase all the Purchased Shares to be issued under this Agreement and to timely consummate the transactions contemplated herein.
          3.11.          Manipulation of Price.  Buyer has not, and, to the Knowledge of Buyer, no Person acting on its behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of Buyer to facilitate the sale or resale of any securities of Buyer, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any securities of Buyer, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Buyer.
          3.12.          Illegal or Unauthorized Payments; Political Contributions.  Neither Buyer nor, to Buyer's Knowledge, any of the officers, directors, employees, agents or other representatives of Buyer or any other business entity or enterprise with which Buyer is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of Buyer.

          3.13.          Money Laundering.  Buyer is in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and executive orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, without limitation, (i) Executive Order 13224 of September 23, 2001 entitled, "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism" (66 Fed.  Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.
          3.14.          Legends. Buyer understands that, except as provided in Section 5.1, certificates evidencing the Purchased Shares may bear any legend as required by the Blue Sky laws of any state and a restrictive legend in substantially the form set forth in Section 5.1.
          3.15.          Ownership of Common Stock.  Buyer is not, nor at any time during the last three (3) years has it been, and "interested stockholder" of the Company as defined in Section 203 of the Delaware General Corporation Law.  Buyer does not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).
          3.16.          Foreign Investors.  If the Buyer is not a United States person (as defined by Section 7701(a)(30) of the Code), the Buyer hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Purchased Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Purchased Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Purchased Shares.  The Buyer's subscription and payment for and continued beneficial ownership of the Purchased Shares will not violate any applicable securities or other laws of the Buyer's jurisdiction.
4.          COVENANTS.
          4.1.          Commercially Reasonable Efforts.  Buyer shall use commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 6 of this Agreement.  The Company shall use commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 7 of this Agreement.
          4.2.          Corporate Examinations and Investigations.  Between the date hereof and the Closing Date (or, if earlier, the date of termination of this Agreement), the Company shall reasonably cooperate (and shall use commercially reasonable efforts to cause the Company's officers, employees, consultants, agents, attorneys and accountants to reasonably cooperate) with Buyer and with its counsel, accountants and representatives in the conduct of their due diligence investigation of the Company, the Subsidiaries and their respective businesses, assets and affairs, and, in connection with such due diligence investigation, to grant Buyer and such representatives, during normal business hours and upon reasonable notice, access to the properties, books and records (including records relating to Company Intellectual Property), contracts, employees, customers, creditors, landlords, vendors and suppliers of the Company (the "Due Diligence Investigation").  The Due Diligence Investigation shall not modify any of the representations, warranties, covenants or agreements of the Company under this Agreement or reduce Buyer's right to pursue any and all remedies available under this Agreement.  Notwithstanding the foregoing, the Due Diligence Investigation by Buyer or its representatives shall not be conducted in such a manner as to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where, in the reasonable good faith judgment of the Company, such access or disclosure is reasonably likely to (i) jeopardize any attorney work product or attorney-client privilege, (ii) contravene applicable law or (iii) breach any contract to which the Company or its Subsidiaries is a party.
          4.3.          Proxy Statement; Other Required Company Filing; Company Stockholders Meeting.
4.3.1.          The Company shall submit this Agreement and the transactions contemplated hereby (including, without limitation, the issuance of the Purchased Shares) to a vote of the Company's stockholders at a duly held meeting of such stockholders for such purpose (the "Company Stockholders Meeting").
4.3.2.          As reasonably promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company's stockholders relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the "Proxy Statement").  If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with this Agreement and the transactions contemplated hereby pursuant to applicable law (such document, as amended or supplemented, an "Other Required Company Filing"), then the Company shall as reasonably promptly as practicable prepare and file such Other Required Company Filing with the SEC.  The Company shall use commercially reasonable efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the 1934 Act and the rules of the SEC and the Principal Market.  Buyer shall furnish all information concerning Buyer and its affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and any Other Required Company Filing.  The Company shall reasonably promptly notify Buyer upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or any Other Required Company Filing and shall provide Buyer with copies of all non-routine correspondence between the Company and its representatives, on the one hand, and the SEC, on the other hand, related to the Proxy Statement and any Other Required Company Filing.  The Company shall use commercially reasonable efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement and any Other Required Company Filing, and Buyer will cooperate in connection therewith.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or any Other Required Company Filing or responding to any comments of the SEC with respect thereto, the Company

(i) shall provide Buyer a reasonable opportunity to review and comment on the Proxy Statement or Other Required Company Filing or response (including the proposed final version of the Proxy Statement or Other Required Company Filing or response) and (ii) shall consider in good faith all comments reasonably proposed by Buyer.
4.3.3.          If, prior to the Closing Date, any change occurs with respect to information supplied by Buyer for inclusion in the Proxy Statement or Other Required Company Filing which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Other Required Company Filing, Buyer shall promptly notify the Company of such event, and Buyer and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Other Required Company Filing, and as required by law, in disseminating the information contained in such amendment or supplement to the Company's stockholders.  Nothing in this Section 4.3.3 shall limit the obligations of any party under Section 4.3.1.
4.3.4.          If prior to the Closing Date any event occurs with respect to the Company or any Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or Other Required Company Filing, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Other Required Company Filing, the Company shall promptly notify Buyer of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement or Other Required Company Filing with the SEC and, as required by law, disseminate the information contained in such amendment or supplement to the Company's stockholders.  Nothing in this Section 4.3.4 shall limit the obligations of any party under Section 4.3.1.
4.3.5.          The Company shall, as reasonably promptly as practicable after the SEC Clearance Date, duly call, establish a record date for, give notice of, convene and hold the Company Stockholders Meeting, and use commercially reasonable efforts to seek the Company Stockholder Approval by June 15, 2018.  Without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the foregoing shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Common Stock at the Company Stockholders Meeting.  In connection with the foregoing, the Company shall (i) file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company's stockholders as of the record date established for the Company Stockholders Meeting as promptly as practicable (and in any event within seven (7) Business Days) after the date on which the SEC confirms that it has no further comments on the Proxy Statement (the "SEC Clearance Date"); provided, that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such date shall be the "SEC Clearance Date"; and (ii) except to the extent the Board (or a committee thereof) has made a Change of Recommendation, use commercially reasonable efforts to solicit the Company Stockholder Approval and, through the Board, recommend to its stockholders that they give the Company Stockholder Approval (the "Board Recommendation") and include the Board Recommendation in the Proxy Statement.  Notwithstanding a Change of Recommendation by either the Board (or a committee thereof), the Company shall be obligated to duly call, establish a record date for, give notice of, convene and

hold the Company Stockholders Meeting for the purpose of seeking the Company Stockholder Approval by June 15, 2018.   Notwithstanding anything to the contrary in this Agreement, the Company may postpone or adjourn the Company Stockholders Meeting only (i) with the consent of Buyer, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the Company Stockholders Meeting or following an order or request from the SEC, or (iv) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval.  Once the Company has established the record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law.  In the event that the date of the Company Stockholders Meeting as originally called is for any reason adjourned, postponed or otherwise delayed, the Company agrees that unless Buyer shall have otherwise approved in writing, it shall use commercially reasonable efforts to implement such adjournment, postponement or other delay in such a way that the Company does not establish a new record date for the Company Stockholders Meeting, as so adjourned, postponed or delayed, except as required by applicable law.
          4.4.          Form D and Blue Sky.  The Company shall file a Form D with respect to the Purchased Shares as required under Regulation D and to provide a copy thereof to Buyer promptly after such filing.  The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to, qualify the Purchased Shares for sale to Buyer at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Buyer on or prior to the Closing Date.  Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Purchased Shares required under all applicable securities laws (including, without limitation, all applicable federal securities laws and all applicable "Blue Sky" laws), and the Company shall comply with all applicable federal, foreign, state and local laws, statutes, rules, regulations and the like relating to the offering and sale of the Purchased Shares to Buyer.
          4.5.          Reporting Status.  Until the date on which Buyer shall have sold all of the Registrable Securities (the "Reporting Period"), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.
          4.6.          Use of Proceeds.  The Company shall use the proceeds from the sale of the Purchased Shares for general corporate purposes, for acquisition of growth technologies in accordance with plans approved by the Board, and for working capital.
          4.7.          Financial Information.  The Company agrees to send the following to Buyer during the Reporting Period unless the following are filed with the SEC through the EDGAR system and are available to the public through the EDGAR system, (i) within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K and

Quarterly Reports on Form 10-Q, any interim reports or any consolidated balance sheets, income statements, stockholders' equity statements and/or cash flow statements for any period other than annual, any current reports on Form 8-K and any Registration Statements or amendments filed pursuant to the 1933 Act, (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company (provided that such press releases will be deemed delivered if posted on the Company's website within one (1) Business Day of release thereof) and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.
          4.8.          Listing.  The Company shall maintain the Common Stock's listing on the Nasdaq Capital Market (the "Eligible Market").  Except as set forth in the NASDAQ Letters, the Company shall not take any action which could be reasonably expected to result in the delisting or suspension of the Common Stock on an Eligible Market.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.8.
          4.9.          Disclosure of Transactions and Other Material Information.  The Company shall, on or before 8:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, (i) issue a press release (the "Press Release") reasonably acceptable to Buyer disclosing all the material terms of the transactions contemplated by the Transaction Documents and (ii) file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching all the material Transaction Documents (including all attachments, the "8-K Filing").  Subject to the foregoing, unless and until a Change of Recommendation has occurred, neither the Company nor Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of Buyer, to make any press release or other public disclosure with respect to such transactions (A) in substantial conformity with the 8-K Filing and contemporaneously therewith and (B) as is required by applicable law and regulations (provided that in the case of clause (A) Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).
          4.10.          Conduct of Business.  The business of the Company shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. Between the date of this Agreement and the Closing, and except (i) for actions expressly contemplated by this Agreement to be taken by the Company prior to Closing, (ii) as otherwise required by applicable law, (iii) as set forth on Section 4.10 of the Company Disclosure Schedule, or (iv) with the consent of Buyer, which consent shall not be unreasonably withheld or delayed, the Company shall (and shall cause the Subsidiaries to):
4.10.1.          conduct its business, operations, activities and practices in the usual and ordinary course, consistent with past practices;
4.10.2.          except as set forth on Section 4.10 of the Company Disclosure Schedule, not grant or otherwise make, or agree to grant or otherwise make, any increase in the compensation payable or to become payable by it to any employees of the Company or any Subsidiary;

4.10.3.          not sell or dispose of any of its assets used or useful in the operation of its business (other than in the ordinary course of business consistent with past practice);
4.10.4.          not enter into any agreement, other than in the ordinary course of business;
4.10.5.          not cancel, waive or modify any claims or rights owned by, or running in favor of, it, other than in the ordinary course of business;
4.10.6.          not permit the creation or attachment of any lien, encumbrance or charge on any of its assets;
4.10.7.          not incur any Indebtedness, or waive any rights of substantial value, except in the ordinary course consistent with past practice or pursuant to any existing agreements as in effect on the date hereof (it being acknowledged and agreed that, without limiting the generality of the foregoing exceptions, any short-term borrowings pursuant to such existing agreements to fund working capital requirements shall be expressly permitted);
4.10.8.          except as set forth on Section 4.10 of the Company Disclosure Schedule, not increase the salary or other compensation payable to any of its executive officers or directors or the declaration, payment, commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person, other than as consistent with past practice of the Company or any Subsidiary; and
4.10.9.          not declare or pay any dividends or distributions of its cash or property to its shareholders.
          4.11.          Buyer Protective Provisions.  So long as Buyer holds no less than 20% of the Company's issued and outstanding shares of Common Stock, the Company shall not do any of the following without the prior approval of Uri Geiger, in his capacity as Company director, and in the event Uri Geiger is not then serving in the capacity of a Company director, then such other Company director designated from time to time by Uri Geiger in writing to the Company's CEO:
4.11.1.          Dissolve the Company;
4.11.2.          Engage in any (i) merger, consolidation, transfer or conversion involving the Company or any Subsidiary, (ii) exclusive license, mortgage, pledge, lease, sale or any other disposition, in each case affecting substantially all of the assets (as such term is used in Section 271 of the Delaware General Corporation Law) of the Company or any Subsidiary, (iii) transaction which results in the issuance or transfer of stock constituting in the aggregate a majority of the equity of the Company or any Subsidiary, or (iv) other similar business combination which under Delaware General Corporation Law is subject to stockholder vote, in each case in a single transaction or a series of related transactions;
4.11.3.          Change the size of the whole the Board;
4.11.4.          Incur any new Indebtedness (in a single transaction or a series of related transactions) in excess of $1,000,000;

4.11.5.          Amend the provisions of the Certificate of Incorporation related to the capital stock of the Company (including, without limitation, changes to authorized number, or a reclassification, of the capital stock of the Company).
          4.12.          Additional Offering.  In the event the Company at any time proposes to issue additional shares of its capital stock (or rights convertible or exercisable into shares of capital stock), other than (i) stock and options issued to employees or directors of, or consultants or advisors to, the Company or any of the Subsidiaries pursuant to a plan approved by the Board, or (ii) registered public offerings, Buyer shall have a preemptive right to participate in any such issuance, allowing Buyer to purchase such shares or rights, on terms and conditions no less favorable to Buyer as those offered to any other offeree in such issuance, up to a percentage of the total number of shares or rights offered by the Company in such issuance equal to Buyer's percentage ownership of the Company's issued and outstanding shares of capital stock immediately prior to such issuance.
          4.13.          No Solicitation.
4.13.1.          Upon the execution of this Agreement, the Company shall cease any solicitation, encouragement, discussions or negotiations with any parties (other than the Buyer) that may be ongoing with respect to any Acquisition Proposal.  The Company agrees that it shall not, directly or indirectly, solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed or reasonably likely to facilitate or encourage, any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Except as specifically permitted in this Section 4.13, the Company agrees that it shall not, directly or indirectly (i) participate in any discussion or negotiations (including by way of furnishing information) regarding an Acquisition Proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any Person that has made or, to the Company's Knowledge, is considering making an Acquisition Proposal, (ii) make a Change of Recommendation, (iii) enter into any agreement providing for any Acquisition Proposal (except for confidentiality agreements permitted under Section 4.13.3) or (iv) resolve, propose or agree to any of the foregoing.
4.13.2.          Notwithstanding the provisions of Section 4.13.1, if the Company receives an unsolicited Acquisition Proposal that the Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisor, could reasonably be expected to lead to or result in a Superior Proposal and, after consultation with its outside legal counsel, the Board (or a committee thereof) determines that the failure to take action would reasonably be expected to be inconsistent with the Board's fiduciary duties under applicable law to its stockholders, then the Company may take the following actions: (x) furnish non-public information to the third party making such Acquisition Proposal (if, and only if, prior to so furnishing such information, the Company receives from, or has in effect with, the third party an executed confidentiality agreement) and (y) engage in discussions or negotiations with such third party with respect to such Acquisition Proposal.
4.13.3.          From the date of this Agreement and until the earlier to occur of the termination of this Agreement in accordance with Section 8.1 and the Closing Date, the

Company shall promptly (and in any event no later than forty eight (48) hours) after receipt notify Buyer in writing if the Company receives (i) any Acquisition Proposal or (ii) any offer, inquiry or request for discussions or negotiations regarding any Acquisition Proposal.  Such notice must include (A) the identity of the Person making such Acquisition Proposal, offer, inquiry or request; and (B) a copy of such Acquisition Proposal or any such offer, inquiry or request submitted in writing or, in the case of any such offer, inquiry or request not made in writing, a summary of the material terms and conditions thereof.  Thereafter, the Company must keep Buyer reasonably informed, on a prompt basis, of the status and terms of any such offer, inquiry, request or Acquisition Proposal (including any updates or amendments thereto, and deliver to Buyer copies thereof) and the status of any such discussions or negotiations with respect thereto.
4.13.4.          Other than in accordance with this Section 4.13.4 or Section 4.13.5, the Board (or a committee thereof) shall not (each of the following, a "Change of Recommendation") (i) change, qualify, withdraw or modify, or propose publicly to change, qualify, withdraw or modify, in a manner adverse to Buyer, the Board Recommendation, (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Acquisition Proposal or (iii) enter into any letter of intent, merger, acquisition or similar agreement with respect to any Acquisition Proposal other than any confidentiality agreement to be entered into by the Company as contemplated by Section 4.13.2 (a "Company Acquisition Agreement"); provided, however, that, in response to the receipt of an Acquisition Proposal that the Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, the Board (or a committee thereof) may, at any time prior to a vote of the Company's stockholders at the Company Stockholders Meeting, make a Change of Recommendation; provided, however, that the Board (or a committee thereof) may not take such action unless: (a) the Board (or a committee thereof) has concluded in good faith, after consultation with its outside legal counsel, that such action is required in order for the directors to comply with their fiduciary duties under applicable law; (b) the Company notifies Buyer in writing at least three (3) Business Days in advance, that the Board (or a committee thereof) intends to effect a Change of Recommendation in connection with a Superior Proposal, which notice shall specify the identity of the Person who made such Superior Proposal and attach the most current version of such Company Acquisition Agreement; (c) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal, if requested by Buyer, the Company shall negotiate in good faith with Buyer during such three (3) Business Day period to make such revisions to the terms of this Agreement so that effecting such Change of Recommendation would no longer be required in order for the directors to comply with their fiduciary duties under applicable law; and (d) the Board (or a committee thereof) shall have considered in good faith any changes to this Agreement offered in writing by Buyer in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by the Buyer were to be given effect; provided, however, that if the Company so provides the notice contemplated in clause (b) above with respect to any Superior Proposal and so negotiates with Buyer to make revisions to the terms of this Agreement so contemplated in clause (c) above, the Company shall have no further obligations to Buyer under this Section 4.13 with respect to any other Superior Proposal.

4.13.5.          Nothing in this Agreement shall prohibit or restrict the Board (or a committee thereof) from making a Change of Recommendation to the extent that it determines in good faith, after consultation with its outside legal counsel, that effecting a Change of Recommendation would be required in order for the directors to comply with their fiduciary duties under applicable law.
4.13.6.          Nothing contained in this Agreement shall prohibit the Company or the Board (or a committee thereof) from disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the 1934 Act; provided, however, that neither the Company nor the Board shall be permitted to recommend an Acquisition Proposal which is not a Superior Proposal.
4.13.7.          For purposes of this Agreement, "Acquisition Proposal" means any unsolicited bona fide written proposal made by a Person to acquire beneficial ownership of 50% or more of the assets of, or 50% or more of the Common Stock of, the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender or exchange offer or similar transaction involving the Company.  For purposes of this Agreement, "Superior Proposal" means an Acquisition Proposal, which the Board, acting in its good faith judgment (after consultation with its outside legal counsel and financial advisor), determines is superior to the transactions contemplated by this Agreement taking into account such factors and matters deemed relevant in good faith by the Board (or any committee thereof), including the (a) identity of the Person making the Acquisition Proposal; (b) likelihood of consummation in accordance with the terms of such Acquisition Proposal; and (c) legal, financial (including the financing terms), regulatory, timing and other aspects of such Acquisition Proposal).
          4.14.          Board Composition; Chairman of the Board; Options.
4.14.1.          Following Closing, the Board shall consist of seven (7) directors.  At the Closing, there shall be at least five (5) vacancies on the Board, one of which shall be filled, effective at the Closing, by the Company's then CEO ex officio, and Buyer shall have the right to fill all the remaining vacancies effective as of the Closing.   (Buyer anticipates that LuAnn Via and Sam Navarro will not resign and will remain directors following Closing).  Following Closing, one director nominated by Buyer (the "Principal Accelmed Director"), initially Uri Geiger, will be the Chairman of the Board, and two (2) directors nominated by Buyer shall be industry experts qualifying as "independent" for Nasdaq purposes.  Unless otherwise agreed by the Company, the election of Buyer's Board nominees to fill vacancies effective at the Closing will be submitted for approval by the Company's stockholders at the Company Stockholders Meeting.
4.14.2.          All members of the Board who are not employees of the Company shall be entitled to receive compensation for their services as members of the Board in amounts to be determined from time to time by the Board consistent with compensation for non-employee directors of similarly situated publicly traded companies.
          4.15.          Bylaws and Certificate of Incorporation.

4.15.1.          At or prior to Closing, the Bylaws shall be amended to provide that, absent approval by a vote of a majority of the Non-Affiliated Stock, any transaction between the Company or any of its subsidiaries on the one hand, and Buyer or any Buyer Affiliate on the other hand (a "Related Person Transaction"), shall require the approval of an independent committee of the Board, which committee shall not include any Company employee, or any member of the Board appointed, designated or nominated either by Buyer or by any Buyer Affiliate.  The term "Non-Affiliated Stock" means the voting stock of the Company not held by Buyer or its affiliates, including investees in Buyer or any of their respective affiliates (collectively, "Buyer Affiliates").   On any stockholder vote to approve a Related Person Transaction, Company shares owned beneficially by Buyer or any Buyer Affiliates shall be deemed to have been voted "for", "against" or "abstain" in the same proportion as the vote on such matter cast by the Non-Affiliated Stock.  Provided, that the term Related Person Transaction shall not include compensation and equity award of Company office holders by reason of service in such capacity as approved by the Board.  This provision shall not be amended, modified or terminated without a stockholder vote of a majority of the voting shares not held by Buyer or Buyer Affiliates.
4.15.2.          After Closing, upon demand of Buyer, the Company shall take all corporate actions (including taking commercially reasonable efforts to obtain stockholder approval) necessary to further amend and restate the Bylaws to the effect of (i) removing the bylaws provision prohibiting shareholder act by written consent, (ii) removing board protective provisions and (iii) such other amendments which may be advisable in order to implement the terms hereof, and such additional changes as the Company's Board of Directors may approve.
4.15.3.          After Closing, upon demand of Buyer, the Company shall take all corporate actions (including taking commercially reasonable efforts to obtain stockholder approval) necessary to amend and restate the Certificate of Incorporation to the effect of (i) deleting the prohibition on removing directors not for cause, (ii) providing for preemptive rights to Buyer, the Major Stockholders and the Additional Investors, (iii) implement customary protective provisions for Buyer, (iv) remove board protective provisions, including blank check preferred, and (v) delete designation of the series of preferred stock that have no shares outstanding, as well as such additional amendments as the Company's Board of Directors may approve.
          4.16.          D&O Insurance.  The Company shall maintain for a period ending six years after the Closing, and fully pay the premium for, directors' and officers' liability insurance policies covering current and former officers and directors of the Company in respect of acts or omissions occurring at or prior to Closing (including for acts or omissions occurring in connection with the approval and execution by the Company of the letter of intent proposing the transactions contemplated hereby, this Agreement and the consummation of the Closing), and  containing terms that are no less favorable to any such officer or director than those of the officers' and directors' liability insurance policies in effect on the date of this Agreement.
          4.17.          Rafaeli.  Effective upon the execution of this Agreement, Rafaeli shall be deemed to have been appointed a non-voting observer to the Board (with a right to attend all Board meetings and to receive all Board communications related to Board meetings.   Provided, that

4.17.1.          Rafaeli's appointment as non-voting observer to the Board shall terminate at the earlier of the Closing or termination of this Agreement.
          4.18.          Auditors.  Within ten (10) business days following Closing, the Company shall retain as its outside auditors either a Big 4 accounting firm, or another national accounting firm approved by Buyer.
5.          REGISTER; TRANSFER AGENT INSTRUCTIONS; LEGEND.
          5.1.          Legends.  Buyer understands that the Purchased Shares have been issued pursuant to an exemption from registration or qualification under the 1933 Act and applicable state securities laws, and except as set forth below, the Purchased Shares shall bear any legend as required by the "Blue Sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.
          5.2.          Removal of Legends.  Certificates evidencing Purchased Shares shall not be required to contain the legend set forth in Section 5.1 above or any other legend (i) while a Registration Statement covering the resale of such Purchased Shares is effective under the 1933 Act, (ii) following any sale of such Purchased Shares pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (iii) if such Purchased Shares are eligible to be sold, assigned or transferred under Rule 144 (provided that Buyer provides the Company with reasonable assurances that such Purchased Shares are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of counsel), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that Buyer provides the Company with an opinion of counsel to Buyer from reputable counsel to the effect that such sale, assignment or transfer of the Purchased Shares may be made without registration under the applicable requirements of the 1933 Act or (v) if such legend is not required under applicable requirements of the 1933 Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC).

6.          CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.
          6.1.          The obligation of the Company hereunder to issue and sell the Purchased Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing Buyer with prior written notice thereof:
6.1.1.          Buyer shall have executed each of the other Transaction Documents to which it is a party and delivered the same to the Company.
6.1.2.          Buyer shall have delivered to the Company the Purchase Price at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.
6.1.3.          The representations and warranties of Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing Date, and Buyer shall have delivered a certificate in form reasonably acceptable to the Company and signed by an executive officer of Buyer to the effect that this condition has been satisfied.
6.1.4.          No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents, and no actions, suits or proceedings shall be in progress or pending by any Person that seeks to enjoin or prohibit or otherwise materially adversely affect any of the transactions contemplated by the Transaction Documents.
6.1.5.          The Company Stockholder Approval shall have been obtained.
6.1.6.          Buyer shall have delivered to the Company such other documents, instruments or certificates relating to the transactions contemplated by this Agreement reasonably required to consummate the transactions contemplated hereby.
7.          CONDITIONS TO BUYER'S OBLIGATION TO PURCHASE.
          7.1.          The obligation of Buyer hereunder to purchase the Purchased Shares at the Closing is subject to the satisfaction, at or before Closing Date, of each of the following conditions, provided that these conditions are for Buyer's sole benefit and may be waived by Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:
7.1.1.          The Company shall have duly executed and delivered to Buyer each of the Transaction Documents to which it is a party.

7.1.2.          Each of Sabby Healthcare Master Fund, Ltd. (and its affiliates) and Broadfin Healthcare Master Fund, Ltd. (and its affiliates) (together the "Major Stockholders") shall have delivered to the Company, and not attempted to revoke, their respective undertakings in the form attached as Schedule 7.1.21 hereto (the "Stockholders Undertakings").
7.1.3.          Each of Dolev Rafaeli ("Rafaeli") and Gohan Investments Ltd. (jointly with Rafaeli, the "Additional Investors") shall have delivered to Buyer and the Company undertakings substantively similar to the Stockholders Undertakings.
7.1.4.          Buyer shall have received evidence that each of the Additional Investors and each of the Major Stockholders has purchased and paid in full, between the date hereof and Closing, Common Stock for an aggregate purchase price of one million dollars ($1,000,000), for an aggregate purchase price of four million dollars ($4,000,000), at a price per share of no less than $1.08, pursuant to one or more subscription agreements substantially in the form attached hereto as Schedule 7.1.4.
7.1.5.          The Company shall have duly executed and delivered to Buyer the Registration Rights Agreement in the form attached hereto as Schedule 7.1.5 (the "Registration Rights Agreement").
7.1.6.          The Company and Rafaeli shall have entered into an employment agreement appointing Rafaeli as CEO of the Company, in the form attached hereto as Schedule 7.1.16 hereto, and such agreement shall remain in full force and effect as of immediately following Closing effective as of Closing.
7.1.7.          The Board shall have approved this Agreement, the purchase by Buyer of the Purchased Shares, and the other matters contemplated by the Transaction Documents.
7.1.8.          The Company shall have obtained the Company Stockholder Approval.
7.1.9.          The Company shall have delivered to Buyer a certificate evidencing the good standing of the Company and each Subsidiary in the State of Delaware, issued by the Delaware Secretary of State as of a date within ten (10) days of the Closing Date.
7.1.10.          The Company shall have delivered to Buyer a certificate evidencing the Company's and each Subsidiary's foreign qualification and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company and each such Subsidiary conducts business and is required to so qualify, as of a date within ten (10) days of the Closing.
7.1.11.          Each and every representation and warranty of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of

1 Leakout and Voting Undertakings, and delivery in Escrow of conversion of preferred up to 9.99% common stock a specific date, which shall be so true and correct as of such date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing Date, including, without limitation the issuance of the Purchased Shares at the Closing as required by the Transaction Documents, and the Company shall have delivered a certificate in form reasonably acceptable to Buyer, signed by an executive officer of the Company to the effect that this condition has been satisfied.
7.1.12.          The Company shall have delivered to Buyer a letter from the Company's transfer agent certifying the number of shares of the Company's capital stock, stating the outstanding shares of each class and series on the Closing Date immediately prior to the Closing.
7.1.13.          The Common Stock (i) shall be designated for quotation on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum maintenance requirements of the Principal Market; (b) since the date of this Agreement, the Company shall have timely complied (without regard to any extensions) with all filing and reporting obligations under the federal securities laws; and (c) the Company is in compliance with all requirements in order to maintain quotation on the Principal Market (including reporting requirements under the 1934 Act).
7.1.14.          Buyer shall have received evidence reasonably acceptable to Buyer to the effect, and the Company shall be deemed to have represented and warranted to the Company, that immediately after giving effect to the Closing (including the issuance of shares of Common Stock to the Additional Investors and to the Major Stockholders as contemplated hereon), Buyer shall own no less than (i) 258.3% of the issued and outstanding voting stock of the Company, (ii) no less than 35.9% of the Company's issued and outstanding shares of capital stock (assuming conversion of all Preferred Stock to Common Stock at Closing)3, and (iii) no less than 32.7% of all the capital stock of the Company on an as converted, fully diluted basis (including shares reserved and unissued for options and warrants and assuming full conversion of all outstanding preferred stock to Common Stock at Closing).
7.1.15.          No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents, and no actions, suits or proceedings shall be in progress or pending by any Person that seeks to enjoin, prohibit or otherwise materially adversely affect any of the transactions contemplated by the Transaction Documents.
7.1.16.          Since the date of execution of this Agreement, no events or series of related events shall have accrued resulting in a Material Adverse Effect, and the Company shall

2 This number assumes each of Major Stockholders holds up to 9.99% of Common Stock
3 Without giving effect to exercise of outstanding options and warrants not have filed nor be subject to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors instituted by or against the Company.
7.1.17.          The Company shall have all certificates, marks and other registrations necessary under all applicable laws to sell any and all products of the Company in the United States and any other countries in which the Company's products are being sold as of the date hereof, the absence of which, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.
7.1.18.          The Company shall have delivered to Buyer evidence that the landlord of each Company Real Property has consented to the change in control over the Company contemplated by this Agreement, and that all other consents to the transactions contemplated by this Agreement identified in Section 2.4 have been obtained.
7.1.19.          The Company shall have delivered to Buyer such other documents, instruments or certificates relating to the transactions contemplated by this Agreement reasonably required to consummate the transactions contemplated hereby.
8.          TERMINATION.
          8.1.          Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:
8.1.1.          By either Buyer or the Company if the Closing has not occurred by June 30, 2018 (the "Last Closing Date") for reason other than a breach of this Agreement by the terminating party;
8.1.2.          By the mutual written consent of Buyer and the Company;
8.1.3.          By Buyer in the event of any breach in any material respect by the Company of any of its representations, warranties, covenants or agreements contained herein if either (i) such breach cannot be cured, or (ii) if it can be cured, such breach has not been cured prior to 5:00 p.m. on the date immediately preceding the Last Closing Date;
8.1.4.          By the Company in the event of any breach by Buyer of any representation, warranty, covenant or agreement contained herein if either (i) such breach cannot be cured or (ii) if it can be cured, such breach has not been cured prior to 5:00 p.m. on the date immediately preceding the Last Closing Date;
8.1.5.          By Buyer if the Company Stockholder Approval has not been obtained by the Last Closing Date;
8.1.6.          By Buyer or the Company if any court of competent jurisdiction in the United States or other governmental entity will have issued a final and non-appealable order, decree or ruling permanently restraining, rejoining or otherwise prohibiting the consummation of any material transaction contemplated herein; or

8.1.7.          By the Buyer if the Board (or a committee thereof) shall have made a Change of Recommendation, unless prior to such termination the Company Stockholder Approval has been obtained.
          8.2.          Consequences of Termination.
8.2.1.          Except as otherwise expressly set forth in this Agreement, if this Agreement is terminated pursuant to Section 8.1 all parties' respective obligations hereunder shall then terminate, except that each party shall retain the right to pursue any and all remedies available hereunder or otherwise against any other party by reason of such other party's breach of any of its representations, warranties or covenants herein prior to such termination, which right shall survive the termination of this Agreement and shall remain in full force and effect.
8.2.2.          If this Agreement is terminated pursuant to Section 8.1.5 (without a Change of Recommendation having occurred), then the Company shall pay Buyer, by wire transfer of immediately available funds within two (2) Business Days after such termination, a fee (the "Termination Fee") in the amount equal to all of Buyer's Fees and Expenses (without a limit).
8.2.3.          If this Agreement is terminated by the Buyer pursuant to Section 8.1.7, then the Company shall pay Buyer, by wire transfer of immediately available funds within two (2) Business Days after such termination, a fee  (the "Breakup Fee") in the amount equal to the Termination Fee plus six hundred thousand dollars ($600,000).
8.2.4.          Subject to the payment of the Termination fee and the Breakup Fee (if applicable), the Company shall not be required to pay the Buyer's Fees and Expenses pursuant to Section 9.12, provided, that, the payment of the Termination Fee and the Breakup Fee (if applicable) shall not in any way affect Buyer's right to seek damages for any breach by the Company of this Agreement occurring prior to such termination.
9.          MISCELLANEOUS.
          9.1.          Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware, for the adjudication of any dispute hereunder or under any of the other Transaction Documents or in connection herewith or therewith or with any transaction contemplated hereby or thereby or discussed herein or therein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
          9.2.          Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
          9.3.          Headings; Gender.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.  Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof.  The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation." The terms "herein," "hereunder," "hereof" and words of like import refer to this entire Agreement instead of just the provision in which they are found.
          9.4.          Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
          9.5.          Entire Agreement; Amendments.  This Agreement, the other Transaction Documents and the schedules and exhibits expressly attached hereto and thereto supersede all other prior oral or written agreements between Buyer, the Company, its affiliates and Persons acting on its behalf solely with respect to the matters contained herein and therein, and this Agreement, the other Transaction Documents, and the schedules and exhibits expressly attached hereto and thereto contain the entire understanding of the parties solely with respect to the matters covered herein and therein.  For clarification purposes, the Recitals are part of this Agreement.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Buyer.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.  The Company has not, directly or indirectly, made any agreements with Buyer relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.  Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, Buyer has not made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.  As a material inducement for Buyer to enter into this Agreement, the Company expressly acknowledges and agrees that (i) no due diligence or other investigation or inquiry conducted by Buyer, any of its advisors or any of its representatives, or any information provided by or on behalf of the Company to Buyer shall affect Buyer's right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Company's representations and warranties contained in this Agreement or any other Transaction Document, provided, that, Buyer shall not be entitled to seek damages for a breach of the Company's representations and warranties contained in this Agreement or any other Transaction Document to the extent such damages resulted from a breach of which Buyer had knowledge of prior to the date hereof and (ii) unless a provision of this Agreement or any other Transaction Document is expressly preceded by the phrase "except as disclosed in the SEC Documents," nothing contained in any of the SEC Documents shall affect Buyer's right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Company's representations and warranties contained in this Agreement or any other Transaction Document.
          9.6.          Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient's e-mail server that such e-mail could not be delivered to such recipient) and (iv) if sent by overnight courier service, one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same.  The addresses, facsimile numbers and e-mail addresses for such communications shall be:
If to the Company:

STRATA Skin Sciences, Inc.
 100 Lakeside Drive, Suite 100
Horsham, PA 19044
Telephone:          215.619.3200
 Facsimile:
Attention:          Chairperson of the Board

With a copy (for informational purposes only) to:

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103-4196
Email:          JWKauffman@duanemorris.com

Telephone:          215.979.1227
Facsimile:          215.689.2724
Attention:          John W. Kauffman, Esq.

If to Buyer, to its address, facsimile number or e-mail address set forth below:

 AGP SPV I, L.P.
c/o Accelmed Growth Parties, L.P.
c/o: Accelmed Growth Partners Management Ltd.
Hachoshlim St. 6th Floor
Herzliya Pituach, 46120
E-mail:  uri@accelmed.com
Facsimile:
Attention:          Uri Geiger, Managing Director

with a copy (for informational purposes only) to:

Pepper Hamilton LLP
1313 North Market Street, Suite 5100
Wilmington, DE  19899-1709
Facsimile: (302) 656-8865
E-mail:          straussb@pepperlaw.com
Attention:          Benjamin Strauss, Esq.
or to such other address, facsimile number or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date and recipient facsimile number or (iii) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iv) above, respectively.  A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (iii) above.
          9.7.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and its successors and assigns, including, as contemplated below, any assignee of any of the Purchased Shares.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Buyer.
          9.8.          No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and its permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
          9.9.          Survival.  The representations, warranties, agreements and covenants shall survive the Closing, except that if a claim is not made in respect of a particular representation or warranty within two (2) years of the date hereof, such representation or warranty will expire at such time.
          9.10.          Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
          9.11.          Indemnification.
9.11.1.          In consideration of Buyer's execution and delivery of the Transaction Documents and acquiring the Purchased Shares thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless Buyer, its affiliates, and their respective stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements, (collectively the "Losses") incurred by any Indemnitee as a result of, or arising out of, or relating to, any claim (whether direct or derivative) of a breach of fiduciary duty by the Board (or any committee thereof), or by any director or by any stockholder, in connection with this Agreement and the transactions contemplated herein; provided, however, that the Indemnitees shall not be entitled to seek indemnification under this Section 9.11 until the aggregate amount of all Losses exceed $100,000 in the aggregate, and then the Indemnitees shall only be entitled to indemnification for Losses in excess of such amount; and provided, further, that the aggregate amount of all payments to which the Indemnitees shall be entitled to receive pursuant to this Section 9.11 shall in no event exceed the Purchase Price.
9.11.2.          Without limiting the foregoing, in the event the Company incurs Losses arising out of, or related to, any Retained Risk, then Buyer shall be issued additional shares of Common Stock as compensation for such Losses based on the following formula:
4AS = (LS*PBS)/1.08
"AS" means the total additional shares to be issued
"LS" means the Losses amount incurred with respect to a Retained Risk
"PBS" means the Buyer's percentage ownership of the Company's issued and outstanding shares of capital stock immediately following Closing, assuming full conversion of all Preferred Stock at Closing.

4 For illustration purposes only, assuming Losses incurred for a Retained Risk in the amount of $100,000, and Buyer holding 40% of the Company's issued and outstanding shares of capital stock immediately following Closing, assuming full conversion of all Preferred Stock at Closing, Buyer will be issued 37,037 additional shares.

9.11.3.          The term "Retained Risk" means each of the following:
9.11.3.1.          Any Tax or other payment obligation by the Company under Section 280G of the Code by reason of the transactions contemplated herein5.
9.11.3.2.          Sales Tax obligations to the State of New York for periods prior to Closing paid after Closing in excess of $77,000;
9.11.3.3.          Any Losses incurred by reason of any matter described in Schedule 2.15 of the Company's Disclosure Schedule6.
9.11.3.4.          Any amounts payable by the Company to any placement agent, financial or investment advisors, or brokers, relating to or arising out of the transactions contemplated by this Agreement, except for payment to (i) H.C. Wainwright & Co., LLC in an amount not to exceed 4% of Purchase Price, and (ii) payment to Fairmount Partners in an amount not to exceed $680,000.
9.11.3.5.          Legal fees incurred by the Company through the Closing in connection with the transactions contemplated hereby, whether or not paid by the Company prior to the date hereof, in excess of $400,000.
9.11.3.6.          Premiums in excess of $200,000 for tail insurance covering pre-Closing directors and officers of the Company.
          9.12.          Fees and Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including financial advisors', attorneys', accountants' and other professional fees and expenses, whether or not the Closing shall have occurred; provided, that the Company shall reimburse Buyer for its legal, consulting, due diligence and administrative costs related to the transactions contemplated herein, including the reasonable legal fees, disbursements and related charges of Buyer's counsel (the "Buyer's Fees and Expenses") in an aggregate amount not to exceed four hundred thousand dollars ($400,000), plus an amount equal to the "Excess Company Counsel Fees",  at the earliest of (i) the Closing, or  (ii) the termination of this Agreement for any reason other than by reason of a breach of this Agreement by Buyer.  Without limiting the generality of the foregoing, at Closing Buyer may set-off the Buyer's Fees and Expenses against the Purchase Price.  The term "Excess Company Counsel Fees" means the lower of $100,000, and the fees incurred by the Company through the Closing in connection with the transactions contemplated hereby in excess of $300,000.

5 For avoidance of doubt, excluding Dolev Rafaeli
6 Dealing with exceptions to the Sarbanes-Oxley reps

          9.13.          Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.  Each and every reference to share prices, shares of Common Stock and any other numbers in this Agreement that relate to the Common Stock shall be automatically adjusted for stock dividends, stock splits, stock combinations and other similar transactions that occur with respect to the Common Stock after the date of this Agreement.
          9.14.          Remedies.  Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  Furthermore, the parties recognize that in the event any party fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the other party.  The parties agree therefore that either party shall be entitled to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security.  Without limiting the generality of the foregoing, either party shall have the right to seek specific performance of this Agreement, including the Closing and the performance by the other party of all other actions contemplated herein.
          9.15.          Exercise of Right.  No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
[signature pages follow]

IN WITNESS WHEREOF, each of Buyer and the Company has caused its signature page to this Agreement to be duly executed as of the date first written above.
COMPANY:

STRATA SKIN SCIENCES, INC.

By:      /s/ LuAnn Via
Name:    LuAnn Via
Title:   Chairperson

BUYER:

ACCELMED GROWTH PARTNERS, L.P.
By: Accelmed Growth Partners Management Ltd.,
its Manager

By:     /s/ Uri Geiger
Name:          Uri Geiger
Title:          Managing Director

[Signature page to Securities Purchase Agreement]

INDEX OF DEFINED TERMS
Defined Term	Section
1933 Act	Recitals
1934 Act	Section 2.6
8-K Filing	Section 4.9
Additional Investors	Section 7.1.3
Agreement	Preamble
Acquisition Proposal	Section 4.13.7
Board	Recitals
Board Recommendation	Section 4.3.5
Breakup Fee	Section 8.2.3
Business Day	Section 1.2
Buyer	Preamble
Buyer Affiliates	Section 4.15.1
Buyer's Fees and Expenses	Section 9.12
Bylaws	Section 2.17
Certificate of Incorporation	Section 2.17
Chairman	Section 4.14
Change of Recommendation	Section 4.13.4
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.31
Common Stock	Recitals
Company	Preamble
Company Disclosure Schedule	Section 2
Company Intellectual Property	Section 2.25.1
Company Product	Section 2.26.1
Company Real Property	Section 2.24
Company Stockholder Approval	Section 2.2
Company Stockholders Meeting	Section 4.3.1
Competent Authority	Section 2.26.1
Due Diligence Investigation	Section 4.2
Eligible Market	Section 4.8
Environmental Laws	Section 2.28
EU Regulatory Entity	Section 2.26.1
FDA	Section 2.26.1
Hazardous Materials	Section 2.28
Healthcare Laws	Section 2.27
Indebtedness	Section 2.11
Insolvent	Section 2.11
Knowledge	Section 2.25.4
Last Closing Date	Section 8.1.1
Losses	Section 9.11
Index of Defined Terms- 1

Major Stockholders	Section 7.1.2
Material Adverse Effect	Section 2.1
Medical Regulation	Section 2.26.1
NASDAQ Letters	Section 2.13
Non-Affiliates Stock	Section 4.15.1
Other Required Company Filing	Section 4.3.2
Person	Section 2.1
Personal Information	Section 2.30
Plan	Section 2.46
Press Release	Section 4.9
Principal Accelmed Director	Section 4.14.1
Principal Market	Recitals
Proxy Statement	Section 4.3.2
Purchase Price	Section 1.1
Purchased Shares	Section 1.1
Rafaeli	Section 7.1.3
Registrable Securities	Section 2.5
Registration Rights Agreement	Section 7.1.5
Registration Statement	Section 2.2
Regulation D	Recitals
Related Person Transaction	Section 4.15.1
Reporting Period	Section 4.5
Rule 144	Section 3.7
SEC	Recitals
SEC Clearance Date	Section 4.3.5
SEC Documents	Section 2.10
Stockholders Undertakings	Section 7.1.2
Subsidiaries	Section 2.1
Superior Proposal	Section 4.13.7
Tax	Section 2.31.1
Tax Returns	Section 2.31.1
Termination Fee	Section 8.2.2
Transaction Documents	Section 2.2

Index of Defined Terms- 2